TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made and entered into between Clarence Verhoef (“Mr. Verhoef”) and Varex Imaging Corporation (“Varex” or the “Company”).
1.DUTIES. The parties agree that the employment relationship between Mr. Verhoef and Varex will continue as set forth in this Agreement. On or about February 11, 2020, Varex will announce Mr. Verhoef’s intention to retire as Chief Financial Officer upon identification of a suitable replacement. However, the parties agree that Mr. Verhoef will continue to be employed as Chief Financial Officer of Varex and work in such capacity until a replacement for Mr. Verhoef commences employment with Varex (the “Transition Date”). Once a replacement for Mr. Verhoef commences employment, Mr. Verhoef will cease to be Chief Financial Officer, and no longer be an executive or Section 16 person of the Company (it being understood that the Company will continue to have disclosure and financial reporting obligations relative to Mr. Verhoef’s employment as Chief Financial Officer) but will continue as a non-executive employee of the Company. During the period between the announcement of retirement and the Transition Date, Mr. Verhoef will continue to perform his duties as Chief Financial Officer to the best of his abilities. In addition, until the termination of this Agreement, Mr. Verhoef agrees to act in the best interests of Varex and in accordance with Varex policies and procedures, and to assist Varex as requested, including responding to questions, providing information and cooperatively transitioning his duties and on-going projects to others at Varex. Notwithstanding the foregoing, during such period, Varex can require that Mr. Verhoef, while still employed, need not report to work, not perform services for Varex or refrain from contacting customers, vendors, investors or other stakeholders of Varex.
2.CONSIDERATION. In consideration of his decision to enter into and not revoke this Agreement and provided that Mr. Verhoef’s employment has not terminated prior to the Transition Date, Varex will provide Mr. Verhoef with the following during his continued employment with Varex in a non-executive capacity:
        (a) Mr. Verhoef would receive continued salary at his current level for one year following the Transition Date, to be paid on the Company’s normal payroll dates commencing on the first such date that is at least 30 days after the Transition Date. However, no pay continuation or other benefits under this Agreement will be provided unless and until this Agreement becomes Effective, as defined below. Additionally, this continued salary and other benefits set forth below will not be provided unless Mr. Verhoef signs a Tail End Agreement (the form of which is attached as Attachment A) within twenty-one (21) days of the Transition Date (and does not revoke it), which Agreement includes an enforceable release of claims.
 (b) Mr. Verhoef would receive further continued salary at an annualized rate of $60,000 per year for up to one year, beginning at the end of the one-year period described in Paragraph 2(a) above and ending no later than the end of February 2023.

The continued salary will be paid on the Company’s normal payroll dates commencing on the first normal Company payroll date that is at least 30 days after the end of the one-year period described in Paragraph 2(a) above. However, no pay continuation or other benefits under this Agreement will be provided unless and until this Agreement becomes Effective, as defined below. Additionally, the continued salary set forth in this Paragraph 2(b) will not be provided unless Mr. Verhoef signs a second Tail End Agreement within twenty-one (21) days of the end of the one-year period set forth in Paragraph 2(a) above (and does not revoke it), which Agreement includes an enforceable release of claims. The arrangement described in this Paragraph 2(b)shall not be enforceable unless both Parties agree otherwise in a written and signed form of that Tail End agreement.
        (c) During the period between the announcement of retirement and the Transition Date, (i) Mr. Verhoef would continue to be paid at his current salary and would be eligible for all benefits for which he is currently eligible, including health insurance, participation in the Deferred Compensation Plan and the Varex Management Incentive Plan as previously approved by the Varex Compensation and Management Development Committee (provided that any earned portion of the Management Incentive Plan payout for fiscal year 2020 would be paid notwithstanding Mr. Verhoef’s employment status on the payment date), (ii) Mr. Verhoef’s Change in Control Agreement with Varex would remain in effect, and (iii) Mr. Verhoef would continue to be covered under Varex’s Directors and Officers insurance policy. During this period and with Mr. Verhoef’s cooperation, Varex intends to transition Mr. Verhoef out of all officer, director, and signatory positions held with Varex’s global subsidiaries.
        (d) During the one-year period set forth in Paragraph 2(a) above (but not the period set forth in Paragraph 2(b) above), Mr. Verhoef would continue to be eligible for continued health insurance coverage; provided however that such participation shall be on taxable basis to the extent necessary to avoid adverse tax consequences to Mr. Verhoef or other participants under the plan.

         (e) The above arrangements will enable Mr. Verhoef to continue vesting in equity awards granted prior to the Transition Date until such time as services are no longer rendered to Varex (with settlement of any restricted stock units to be made in all cases on the regularly scheduled vesting/settlement dates of the applicable award), provided he complies with this Agreement and the Tail End Agreements and otherwise does not violate any provision in the Varex 2017 Omnibus Stock Plan or the applicable equity grant agreements, or violate in any material way Varex policies and procedures. It is understood that Mr. Verhoef would not be eligible to receive equity grants in February 2020 or thereafter, and after the Transition Date would not be subject to the Company’s equity holding requirements applicable to officers of the Company.

        (f) Varex may choose to end this Agreement if Mr. Verhoef violates the Agreement or a Tail End Agreement or if Varex has good cause to end the Agreement or a Tail End Agreement. For purposes of this Agreement, “good cause” means a material violation of Company policy or procedure, or applicable law; repeated failure to perform applicable job responsibilities; or other form of “misconduct” (as described in the

Company’s U.S. Corrective Action Procedure) or public statements by Mr. Verhoef regarding Varex that are inappropriate, misleading or false, or could reasonably have an adverse effect on the reputation or good will of Varex. Materiality shall be determined in Varex’s reasonable discretion. Should a good cause termination occur, Varex may cease providing any compensation or benefits to Mr. Verhoef, unless a benefit has already vested by the date of termination. Compensation or benefits paid prior to the date of termination will not be affected.

         (g) Tax and other applicable withholdings will be applied to the payments above as required by law, including the continuation of health insurance coverage. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event that any payment or benefit hereunder (i) constitutes nonqualified deferred compensation subject to (and not exempt from) Section 409A, (ii) is determined to be payable upon Mr. Verhoef’s separation from service (within the meaning of Section 409A) and (iii) Mr. Verhoef is deemed at the time of such separation to be a “specified” employee under Section 409A, then such payment or benefit shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Mr. Verhoef’s separation from service; or (ii) the date of Mr. Verfhoef's death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Mr. Verhoef under Section 409A in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Mr. Verhoef or his beneficiary in one lump sum.
3.NO OBLIGATION. Mr. Verhoef agrees and understands that the consideration described in Paragraphs 2(a) through (g) above is not required by Varex’s policies and procedures or by any prior agreement between Mr. Verhoef and Varex.
4.FULL AND FINAL RELEASE. In consideration of the benefits being provided to him above, Mr. Verhoef, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Varex, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys and employees (all of whom are referred to throughout this Agreement as “Varex” or the “Company”), of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Utah Antidiscrimination Act of 1965, Utah Code Ann. §§ 34A-5-102, 34A-5-106, any other employment or wrongful discharge provision of Utah law, any other federal, state or local statute, rule, ordinance or regulation, as well as any claims for alleged failure to pay all wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation, wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior, the existence of which is specifically denied by Varex. Mr. Verhoef also agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Nothing in this Agreement and Release, however, is intended to waive Mr. Verhoef’s entitlement to vested benefits under any pension or 401(k) plan or other ERISA-governed benefit plan provided by Varex. Finally, the above release does not waive claims that Mr. Verhoef could make, if available, for unemployment or worker’s compensation, and the release also excludes any other claim which cannot be released by private agreement.
5.NO OTHER CLAIMS. Mr. Verhoef represents that he has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints or lawsuits against Varex with any court, and that he will not file, or assign to others the right to file, or make any further claims against Varex at any time for actions taken up to and including the date Mr. Verhoef executes this Agreement. Additionally, Mr. Verhoef acknowledges that, other than the consideration provided for in this Agreement, he has been properly paid all wages, salary, bonus, severance benefits, vacation pay, and expenses. He also acknowledges that, as of the date he has signed this Agreement, he has not suffered any on the job injury for which he has not already filed a claim. However, nothing in this Agreement prevents Mr. Verhoef from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety and Health Commission or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, although by signing this Agreement, Mr. Verhoef is waiving his right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by him or on his behalf by any third party, except for any right Mr. Verhoef may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
6.PROPRIETARY INFORMATION. Also in exchange for the consideration provided above, Mr. Verhoef acknowledges that in his position with Varex, he obtained confidential business and proprietary information regarding Varex. He agrees that he will remain bound by the terms of the Proprietary Information and Inventions Agreement that he entered into, unless such terms conflict with this Agreement or the Tail End Agreements, in which case this Agreement or the Tail End Agreements will supersede the terms of the Proprietary Information and Inventions Agreement. Mr. Verhoef agrees that he has not made and will not make any such information known to any member of the public. In addition, Mr. Verhoef agrees that he will return to Varex all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of his employment with Varex, upon request by Varex. This paragraph is not intended to preclude Mr. Verhoef from testifying truthfully in any court of law or being fully and candidly involved in an investigation or proceedings before a governmental agency, although Mr. Verhoef agrees that he will testify as to Varex matters only if served with a lawfully executed subpoena.
7.NON-DISPARAGEMENT; NON-SOLICITATION; NON-COMPETITION.
        (a) Non-Disparagement. Mr. Verhoef agrees that he has not and will not make statements to customers and suppliers of Varex or to other members of the public that are in any way disparaging or negative towards Varex, Varex’s products or services, or Varex’s representatives or employees. However, this provision does not prohibit Mr. Verhoef from fully and candidly discussing employment matters with a governmental agency or financial auditors. With respect to employment references that arise after the parties’ employment relationship ends, Varex will respond to reference requests from potential employers regarding Mr. Verhoef by providing information stating the dates of employment and the position held by Mr. Verhoef. To facilitate such response, Mr. Verhoef agrees to direct potential employers to contact Varex’s Human Resources professionals rather than an operations manager or some other person at Varex.
        (b) Non-Solicitation of Varex Employees.  During the period Mr. Verhoef is receiving payments under Section 2 hereof, Mr. Verhoef will not, directly or indirectly, solicit, recruit or hire any employee or contractor of Varex or any of its subsidiaries or other affiliates to work for Mr. Verhoef or any third party other than Varex or engage in any activity that would cause any employee or contractor to violate any agreement with Varex or any of its subsidiaries or other affiliates.
        (c) Non-Solicitation of Varex Customers and Suppliers.  During the period that Mr. Verhoef is receiving payments under Section 2, Mr. Verhoef will not, directly or indirectly, solicit, entice or induce any Customer or Supplier (as defined below) of Varex or any of its subsidiaries or other affiliates to become a Customer or Supplier of any other person or entity engaged in any competitive activity, or to cease doing business with Varex, and Mr. Verhoef will not assist any person or entity in taking any such action.  For purposes of this Agreement, (x) a “Customer” of Varex means any person, corporation, partnership, trust, division, business unit, department or agency which, as of the Transition Date or within one (1) year prior thereto, shall be or shall have been a customer, distributor or agent of Varex or any of its subsidiaries or other affiliates or shall be or shall have been contacted by Varex or any of its subsidiaries or other affiliates for the purpose of soliciting it to become a customer, distributor or agent of Varex, and (y) a “Supplier” of Varex means any person, corporation, partnership, trust, division, business unit, department or agency which, at the time of determination or within one (1) year prior thereto, shall be or shall have been a supplier, vendor, manufacturer or developer for any product or significant component, design or software used in any product or service of Varex or any of its subsidiaries or other affiliates.

        (d) Non-Competition. During the period that Mr. Verhoef is receiving payments under Section 2, Mr. Verhoef agrees that he will not, whether alone or as an individual proprietor, partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, engage in any business activity that competes with any business conducted by Varex or any of its subsidiaries or other affiliates at any time during the period of Mr. Verhoef’s employment with Varex through the Transition Date, or any business planned by Varex or any of its subsidiaries or other affiliates at any time during the period of Mr. Verhoef’s employment with Varex through the Transition Date nor otherwise assist such company or other commercial enterprise in engaging in such business activity.
8.NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by Varex of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing or discrimination.
9.COOPERATION. Mr. Verhoef agrees to cooperate with Varex regarding any pending or subsequently filed litigation, claims or other dispute items involving Varex that relate to matters within the knowledge or responsibility of Mr. Verhoef during his employment with Varex. Without limiting the foregoing, Mr. Verhoef agrees (i) to meet with Varex representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; and (iii) to provide Varex with notice of contact by any adverse party or such adverse party’s representative except as may be required by law. Varex will reimburse Mr. Verhoef for all reasonable expenses in connection with the cooperation described in this paragraph.
10.CONFIDENTIALITY. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Mr. Verhoef at any time to any person other than his lawyer, his accountant, a governmental agency or his immediate family without the prior written consent of an officer of Varex, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms or pursuant to court order after reasonable notice to Varex. Should Mr. Verhoef share information about or within this Agreement with his immediate family, he agrees that he will ensure that they agree to the confidentiality language in this paragraph.
11.GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Utah.
12.SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement except Section 4 or 5 is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective. If Section 4 or 5 is found to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Mr. Verhoef is entitled to retain the benefits paid to him under the Agreement.
13.SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties, except for the obligations contained in the Proprietary Information and Inventions Agreement, unless any term of the Proprietary Information and Inventions Agreement conflicts with the terms of this Agreement or the Tail End Agreements, in which case this Agreement and the Tail End Agreements will supersede the Proprietary Information and Inventions Agreement. Any other prior agreements between or directly involving the parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void. Any amendment to this Agreement must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Agreement.
14.NO OTHER PROMISES. Mr. Verhoef affirms that the only consideration for him signing this Agreement is that set forth in Section 2, that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect. In addition, Mr. Verhoef affirms that, other than the consideration in this Agreement, he will not be entitled to any Company-sponsored benefit, plan or property unless such benefit, plan or property is a vested benefit or required by law.
15.TIME TO CONSIDER AND SEEK LEGAL ADVICE. Through this clause of the Agreement, Varex advises Mr. Verhoef to consult with an attorney in regard to this situation, including whether to sign this Agreement. Mr. Verhoef acknowledges that he has been given twenty-one (21) days from the time that he receives this Agreement to consider whether to sign it, although he may choose to sign it earlier. Mr. Verhoef agrees that if he chooses to sign this Agreement before the end of this twenty-one (21) day period, it is because he freely chose to do so after carefully considering its terms. Additionally, Mr. Verhoef shall have seven (7) days from the date he signs this Agreement to change his mind and revoke the Agreement (through written notice to Chad Holman of Varex). If Mr. Verhoef does not revoke this Agreement within seven (7) days of his signing, this Agreement will become final and binding on the day following such seven (7) day period (the “Effective” date of the Agreement). If Mr. Verhoef accepts this Agreement, he agrees that, upon execution, he will deliver a signed copy of this Agreement to Mr. Holman.
16.LEGALLY BINDING AGREEMENT. Mr. Verhoef understands and acknowledges (1) that he has read and understands this Agreement; (2) that by signing this Agreement, he acknowledges that he is voluntarily entering into the Agreement and is thereafter barred from instituting claims against Varex in the manner and to the extent set forth in Section 4 and Section 5 above; and (3) that this Agreement is final and binding.

Date: February 11, 2020	/s/ Clarence Verhoef Clarence Verhoef
Date: February 11, 2020	For: Varex Imaging Corporation By: /s/ Sunny Sanyal Sunny Sanyal, President and CEO

EXHIBIT A
TAIL END AGREEMENT AND FULL AND FINAL RELEASE
This “Tail End” Agreement and Full and Final Release of Claims (the “Tail End Agreement”) is made and entered into between Clarence Verhoef (“Mr. Verhoef”) and Varex Imaging, Inc. (“Varex”).
1.TRANSITION PERIOD. Mr. Verhoef and Varex previously entered into a Transition Agreement (“the Transition Agreement”) related to Mr. Verhoef’s retirement. In connection with his retirement, Varex agreed to provide Mr. Verhoef with continued pay and other benefits set forth in the Transition Agreement in accordance with the terms of the Transition Agreement.
2.CONSIDERATION. In exchange for his entering into this Tail End Agreement, Varex will provide Mr. Verhoef with the compensation and benefits set forth in Paragraph 2(a) of the Transition Agreement.
3. FULL AND FINAL RELEASE. In consideration of the compensation and benefits being provided to him above, Mr. Verhoef, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Varex, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Tail End Agreement as “Varex”), of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Tail End Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Mr. Verhoef’s employment or otherwise, under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Utah Antidiscrimination Act of 1965, Utah Code Ann. §§ 34A-5-102, 34A-5-106, any other employment or wrongful discharge provision of Utah law and any other federal, state or local statute, rule, ordinance or regulation, as well as any claims for alleged failure to pay all wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation, wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by Varex. Mr. Verhoef also agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Nothing in this Tail End Agreement, however, is intended to waive Mr. Verhoef’s entitlement to vested benefits under any pension or 401(k) plan or other ERISA-governed benefit plan provided by Varex. Finally, the above release does not waive claims that Mr. Verhoef could make, if available, for unemployment or workers’ compensation, and the release also excludes any other claim which cannot be released by private agreement.
4. NO OTHER CLAIMS. Mr. Verhoef represents that he has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against Varex with any governmental agency or any court. Additionally, Mr. Verhoef acknowledges that he has been properly paid all wages, salary, bonus, severance benefits, vacation pay, and expenses. He also acknowledges that, as of the date he has signed this Tail End Agreement, he has not suffered any on the job injury for which he has not already filed a claim. However, nothing in this Tail End Agreement prevents Mr. Verhoef from filing a charge or complaint with or from fully and candidly participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment or business regulatory laws, although by signing this Agreement, Mr. Verhoef is waiving his right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by him or on his behalf by any third party, except for any right Mr. Verhoef may have to receive a payment from a government agency (and not Varex) for information provided to the government agency.
5. GOVERNING LAW. This Tail End Agreement shall be interpreted under the laws of Utah.
6. SEVERABILITY. The provisions of this Tail End Agreement are severable, and if any part of this Tail End Agreement is found by a court of law to be unenforceable, the remainder of the Tail End Agreement will continue to be valid and effective.
7. DUAL AGREEMENTS. This Tail End Agreement does not terminate the Transition Agreement. Both Agreements are applicable to the parties. Any amendment to this Tail End Agreement must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Tail End Agreement.
8. ADVICE OF COUNSEL AND OLDER WORKERS BENEFIT PROTECTION ACT REQUIREMENTS. Through this clause of the Tail End Agreement, Varex advises Mr. Verhoef to consult with an attorney in regard to this situation, including whether to sign this Tail End Agreement. Mr. Verhoef acknowledges that he has been given twenty-one (21) days from the time that he receives this Tail End Agreement to consider whether to sign it, although he may choose to sign it earlier, and that no modification to this Tail End Agreement will toll or restart such twenty-one (21) day period. Mr. Verhoef agrees that if he chooses to sign this Tail End Agreement before the end of this twenty-one (21) day period, it is because he freely chose to do so after carefully considering its terms. Mr. Verhoef shall have seven (7) days from the date he signs this Tail End Agreement to change his mind and revoke the Tail End Agreement (through written notice to Chad Holman of Varex). If Mr. Verhoef does not revoke this Tail End Agreement within seven (7) days of his signing, this Tail End Agreement will become final and binding on the day following such seven (7) day period. If Mr. Verhoef accepts this Tail End Agreement, he agrees that, upon execution, he will mail or deliver a signed copy of this Tail End Agreement to Mr. Holman.

Date:	Clarence Verhoef
Date:	For: Varex Imaging Corporation By: Name:_ Title:_